EXHIBIT 99.1

America's Car-Mart Reports 15% Increase in Diluted Earnings Per Share to $.84 on Revenue Increase of 12.9% to $119 Million

BENTONVILLE, Ark., Feb. 18, 2013 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for its third fiscal quarter ended January 31, 2013. During the quarter the Company repurchased 62,160 shares of its common stock for $2.58 million. Since February 1, 2010, the Company has invested approximately $88 million to repurchase 24.7% of its outstanding shares under its stock repurchase program.

Highlights of third quarter operating results:

  Net income of $8.0 million - $.84 per diluted share vs. $.73 per diluted share for prior year quarter
  Revenues of $119 million compared to $105 million for the prior year quarter with same store revenue increase of 8.8%
  Retail unit sales increase of 16% to 10,403 from 8,965 for the prior year quarter with productivity increase of 9.2% to 29.4 retail units sold per store per month from 26.9 for prior year quarter
  Average retail sales price decreased $125 or 1.3% from the prior year quarter but increased $282, or 3% sequentially
  Net Charge-offs as a percent of average Finance Receivables of 5.7%, flat with prior year quarter
  Selling, General and Administrative Expenses at 17.7% of sales vs. 18.3% for prior year quarter
  Opened three new dealerships during the quarter  - dealership count now at 120
  Active accounts base now over 57,000
  Debt to equity of 56.6% and debt to finance receivables of 30%
  Allowance for credit losses at 21.5% of finance receivables at January 31, 2013 and at April 30, 2012

Highlights of nine month operating results:

  Net income of $23.4 million or $2.43 per diluted share vs. $2.28 per diluted share for prior year period (6.6% increase in diluted earnings per share)
  Revenue increase of 7.1% to $339 million from $317 million for the prior year period with same store revenue growth of 2.8%
  Retail unit sales increase of 7.3% to 29,970 from 27,933 for the prior year period
  Strong cash flows supporting the significant increase in revenues and the $47 million increase in Finance Receivables, the $8.6 million increase in inventory to support higher sales levels, $3.2 million in net capital expenditures, and $17.2 million in common stock re-purchases with a $31 million increase in total debt
  Provision for credit losses of 23.3% of sales vs. 21.8% for prior year period, net charge-offs as a percent of average Finance Receivables up slightly to 18.1% compared to 17.7% for prior year period

"We are very pleased with our results for the quarter, and especially so with the significant increases in sales. As we mentioned after our second quarter, we had seen some increases in the amount of funding into the sub-prime auto industry which did create some increased competition that put some pressure on our sales earlier in the year. In typical fashion, our General Managers stepped up to the challenge and delivered. Our focus remains solidly fixed on driving the same mission we have for years; Striving to earn the repeat business of our customers by providing quality vehicles, affordable payment terms, and excellent service. Our customers are looking for good, reliable and affordable transportation along with the peace of mind that goes with dealing with America's Car-Mart. Our associates take great care of our customers in an effort to earn their repeat business. This continued focus is allowing us to excel even with increased competition on the sub-prime used vehicle financing side," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "We strongly believe that Car-Mart's local presence and face to face relationships give us the ability to work with customers most effectively. We offer the best long-term choice for our customers and we are dedicated to ensuring their success. We have over 57,000 active accounts and many more past customers who know what Car-Mart stands for and the lengths we go to help them. We are excited about our new locations. We just opened our first dealership in the state of Georgia, and are looking forward to continuing to expand into new markets."

"As Hank mentioned, we are very pleased with our top line growth and our increase in per dealership sales volumes. Our lot managers have really focused on our repeat customers and retention efforts in the face of some increased competition. The same store revenue increase of 8.8% was solid and the performance of our older, more mature dealerships improved significantly from the prior quarter. As we discussed, in our efforts to retain our long-term repeat customers, we did have to lengthen overall contract terms. As anticipated, this has led to lower current collections, but the most important measurement is net charge-offs which was flat for the quarter and only up slightly for the nine month period," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "As expected, higher unit sales resulted in significant leveraging at the selling, general and administrative line. When we look to the future we are convinced that the business model will continue to support significant unit volume expansion. The overall gross profit percentage was relatively flat with the prior year quarter and in line with our expectations. All efforts at our dealerships are aimed at ensuring that we earn repeat business from existing customers and at the same time attracting new customers in need of good, basic affordable transportation and the great Car-Mart service that goes with each sale."

"The Company repurchased 62,160 shares of its common stock during the third quarter. Since February 1, 2010, we have repurchased 2,890,851 shares, or 24.7% of our Company. We believe in the long-term value of our company and we plan to invest in the repurchase program when favorable conditions are present. Our first priority for capital allocation will continue to be to support the healthy growth of the business. Our debt to equity ratio was 56.6% and our debt to finance receivables ratio was 30% at the end of the quarter," added Mr. Williams. "Our balance sheet is very healthy and by staying focused on cash returns our future is bright."

Conference Call

Management will be holding a conference call on Tuesday, February 19, 2013 at 11:00 a.m. Eastern Time to discuss third quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID # 97628926.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 120 automotive dealerships in ten states and is the largest publicly held automotive retailer in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company's common stock;
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2013	Three Months Ended
	January 31,		vs.	January 31,
	2013	2012	2012	2013	2012
Operating Data:
Retail units sold	10,403	8,965	16.0%
Average number of stores in operation	118	111	6.3
Average retail units sold per store per month	29.4	26.9	9.2
Average retail sales price	$ 9,797	$ 9,922	(1.3)
Same store revenue growth	8.8%	7.9%
Net charge-offs as a percent of average Finance Receivables	5.7%	5.7%
Collections as a percent of average Finance Receivables	13.4%	14.8%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	80.5%	80.0%
Average down-payment percentage	3.9%	4.3%

Period End Data:
Stores open	120	111	8.1%
Accounts over 30 days past due	6.0%	4.7%
Finance Receivables, gross	$ 363,918	$ 322,353	12.9%

Operating Statement:
Revenues:
Sales	$ 106,215	$ 93,957	13.0%	100.0%	100.0%
Interest income	12,707	11,408	11.4	12.0	12.1
Total	118,922	105,365	12.9	112.0	112.1

Costs and expenses:
Cost of sales	60,941	54,298	12.2	57.4	57.8
Selling, general and administrative	18,775	17,175	9.3	17.7	18.3
Provision for credit losses	25,189	20,899	20.5	23.7	22.2
Interest expense	795	659	20.6	0.7	0.7
Depreciation and amortization	712	594	19.9	0.7	0.6
Total	106,412	93,625	13.7	100.2	99.6

Income before taxes	12,510	11,740		11.8	12.5

Provision for income taxes	4,530	4,436		4.3	4.7

Net income	$ 7,980	$ 7,304		7.5	7.8

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 7,970	$ 7,294

Earnings per share:
Basic	$ 0.88	$ 0.76
Diluted	$ 0.84	$ 0.73

Weighted average number of shares outstanding:
Basic	9,017,613	9,610,125
Diluted	9,451,473	9,998,290

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Nine Months Ended		2013	Nine Months Ended
	January 31,		vs	January 31,
	2013	2012	2012	2013	2012
Operating Data:
Retail units sold	29,970	27,933	7.3%
Average number of stores in operation	116	109	6.4
Average retail units sold per store per month	28.7	28.5	0.8
Average retail sales price	$ 9,635	$ 9,636	(0.0)
Same store revenue growth	2.8%	8.3%
Net charge-offs as a percent of average Finance Receivables	18.1%	17.7%
Collections as a percent of average Finance Receivables	42.8%	46.3%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	81.5%	81.1%
Average down-payment percentage	5.8%	6.2%

Period End Data:
Stores open	120	111	8.1%
Accounts over 30 days past due	6.0%	4.7%
Finance Receivables, gross	$ 363,918	$ 322,353	12.9%

Operating Statement:
Revenues:
Sales	$ 302,706	$ 284,409	6.4%	100.0%	100.0%
Interest income	36,435	32,287	12.8	12.0	11.4
Total	339,141	316,696	7.1	112.0	111.4

Costs and expenses:
Cost of sales	173,330	163,667	5.9	57.3	57.5
Selling, general and administrative	53,982	50,094	7.8	17.8	17.6
Provision for credit losses	70,499	62,056	13.6	23.3	21.8
Interest expense	2,156	1,676	28.6	0.7	0.6
Depreciation and amortization	2,070	1,697	22.0	0.7	0.6
Total	302,037	279,190	8.2	99.8	98.2

Income before taxes	37,104	37,506		12.3	13.2

Provision for income taxes	13,728	14,160		4.5	5.0

Net income	$ 23,376	$ 23,346		7.7	8.2

Dividends on subsidiary preferred stock	$ (30)	$ (30)

Net income attributable to common shareholders	$ 23,346	$ 23,316

Earnings per share:
Basic	$ 2.55	$ 2.36
Diluted	$ 2.43	$ 2.28

Weighted average number of shares outstanding:
Basic	9,142,296	9,886,100
Diluted	9,593,854	10,219,796

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	January 31,	April 30,
	2013	2012

Cash and cash equivalents	$ 865	$ 276
Finance receivables, net	$ 288,352	$ 251,103
Inventory	$ 35,868	$ 27,242
Total assets	$ 360,064	$ 310,940
Total debt	$ 109,274	$ 77,900
Treasury stock	$ 94,490	$ 77,242
Stockholders' equity	$ 193,002	$ 184,473
Shares outstanding	9,013,774	9,378,346

Finance receivables:
Principal balance	$ 363,918	$ 316,934
Deferred revenue - payment protection plan	$ (12,359)	(10,745)
Allowance for credit losses	(75,566)	(65,831)

Finance receivables, net of allowance & deferred revenue	$ 275,993	$ 240,358

Allowance as % of net principal balance	21.5%	21.5%

Changes in allowance for credit losses:
	Nine Months Ended
	January 31,
	2013	2012
Balance at beginning of year	$ 65,831	$ 60,173
Provision for credit losses	70,499	62,056
Net charge-offs	(60,764)	(53,521)

Balance at end of period	$ 75,566	$ 68,708
CONTACT: William H. ("Hank") Henderson, CEO
         (479) 464-9944
         Jeffrey A. Williams, CFO
         (479) 418-8021